Exhibit 5.1

[Letterhead of Rhudd & Associates]

January 27, 2010

Sinovac Biotech Ltd.

No.39 Shangdi Xi Road,

Haidian District, Beijing 100085

People’s Republic of China

Dear Sirs,

Sinovac Biotech Ltd. (the “Company”)

We have acted as special Antigua and Barbuda legal counsel to the Company and is furnishing this opinion to you in connection with the Registration Statement on Form F-3 (the “462(b) Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant Rule 462(b) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 1,500,000 common shares of the Company (the “Additional Shares”).  The 462(b) Registration Statement is being filed in connection with and incorporates by reference the information contained in, the registration statement on Form F-3 (Registration No. 333-163165) (the “Shelf Registration Statement”) originally filed with the SEC on November 18, 2009 with respect to the proposed issuance by the Company of up to 10,000,000.00 common shares (together with the Additional Shares, the “Shares”).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)                                     the 462(b) Registration Statement; and

(ii)                                  the Shelf Registration Statement.

We have also reviewed and relied upon (i) the articles of incorporation and by-laws of the Company, (ii) a copy of the written resolutions of the board of directors of the Company, (iii) the register of members of the Company, and (iv) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Antigua and Barbuda. This opinion is to be governed by and construed in accordance with the laws of Antigua and Barbuda and is limited to and is given on the basis of the current law and practice in Antigua and Barbuda.

On the basis of and subject to the foregoing, we are of the opinion that:

(i)                                     The Company is duly incorporated and existing under the laws of Antigua and Barbuda.

(ii)                                  On the assumption that the Shares have been duly authorised prior to the issuance of such Shares, and when the Shares have been issued, delivered and paid for in the manner described in and pursuant to the terms of the Registration Statement and any prospectus supplement filed pursuant thereto, the Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares).

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us under the headings “Enforcement of Civil Liabilities” and “Validity of the Securities” in the Registration Statement (including any prospectus and prospectus supplement filed pursuant thereto). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the SEC thereunder.

Yours faithfully,

/s/Septimus A. Rhudd
Septimus A. Rhudd
Rhudd & Associates
Attorneys-at-Law

SAR/ab